EXHIBIT 99.1
KBR Announces Third Quarter 2019 Financial Results

•	Strong Growth | 12% revenue growth led by restoration of ES growth of 31%; 2.1x consolidated book-to-bill

•	Enduring Performance | EPS of $0.39, Adjusted EPS of $0.45 and Adjusted EBITDA of $131 million

•	Cash Focus | Year to date operating cash flow of $199 million; 138% net income conversion

•	Raising Guidance | EPS $1.36 to $1.46, Adjusted EPS 1.64 to $1.74, and Operating Cash Flow $200-225 million

•	Successful Handover | Completed commissioning and handover of Ichthys LNG onshore facilities

HOUSTON, Texas - October 30, 2019 - KBR, Inc. (NYSE: KBR), a global provider of differentiated, professional services and technologies across the asset and program life cycle within the government services and hydrocarbons industries today announced third quarter 2019 financial results.

"I am delighted to report another quarter of stellar performance across our key metrics - HSSE, revenue, cash and bookings," said Stuart Bradie, KBR President and CEO, as the company announced its September 30, 2019 quarterly results. KBR's 12% top line growth was led by Energy Solutions which achieved 31% growth as well as Technology Solutions and Government Solutions, which contributed 19% and 5%, respectively. "The resilience in our business model and OneKBR culture was again demonstrated as we delivered double digit growth with all segments contributing. Combined with a robust book-to-bill of 2.1x, again contributed from all areas of the business, we are tracking nicely with our long-term strategy and financial targets," Bradie said. Consolidated book-to-bill of 2.1x, excluding the work-off of our privately financed initiatives and other adjustments, is comprised of 1.5x from GS, 1.1x from TS and an impressive 3.2x from ES. "We are happy to report that our JKC joint venture has completed commissioning and handover of the Ichthys LNG onshore facilities and power station and did so within guided cash flow requirements. This world-class facility is now in full production and export mode," continued Bradie. "The results we report today demonstrate the laser-focused commitment and dedication of our 38,000 people, working together to ensure our clients achieve their missions and objectives. Again, I wish to thank the people of KBR for their contributions to our eleven straight quarters of meeting or exceeding expectations,” said Bradie.

Third Quarter 2019 Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in millions, except share data	2019	2018[1]	2019	2018[1]

Revenue	$1,425	$1,278	4,187	3,583
Operating income	$104	$99	$274	$378
Net income attributable to KBR	$56	$54	$144	$234
Adjusted EBITDA[2]	$131	$120	$354	$303
Diluted EPS	$0.39	$0.38	$1.01	$1.66
Adjusted EPS[2]	$0.45	$0.43	$1.22	$1.14

Operating cash flow			$199	$36
_________
[1] Reflects immaterial, non-cash corrections related to recording the effects of foreign currency on our share of earnings of an unconsolidated joint venture; see our September 30, 2019 Form 10-Q for further information.

[2] See additional information at the end of this release regarding non-GAAP financial measures.
Summary Results for the Quarter Ended September 30, 2019

•	Top line revenue growth of 12%, all organic, attributable to the following:

•
5% growth in Government Solutions underpinned by the commencement of new programs, including cybersecurity and risk management services for the Defense Health Agency, holistic human and psychological performance services for the U.S. Special Operations Forces under the Preservation of the Force and Family program, and networking, communications and training services for the U.K. Ministry of Defence. Additionally, we substantially completed disaster recovery work at Tyndall Air Force Base during the quarter.

•	19% growth in Technology Solutions attributable to strong execution across our chemical, petrochemical, refining and ammonia projects and expanded proprietary equipment sales.

•
31% growth in Energy Solutions primarily attributable to ramp up of cost-reimbursable projects, including a brownfield revamp refinery project in the U.S. Gulf Coast, a crude terminal expansion project in the Permian Basin, and a greenfield methanol project in Louisiana.

•	Equity earnings, SG&A and interest expense were in line with expectations.

•
Adjusted EBITDA growth of 9% attributable to overall revenue growth, benefits from the favorable close-out of a lump sum project in our Non-strategic Business during the quarter, partially offset by the non-recurrence of closeout benefits recognized on two projects in 2018 in our Energy Solutions business.

Handover of Ichthys LNG onshore facility
Our JKC joint venture recently completed commissioning, performance testing and handover of the onshore portion of the Ichthys LNG project in Australia. The onshore portion represents JKC’s total scope on the project and includes two LNG liquefaction trains, cryogenic tanks and a combined cycle power generation facility.  The Ichthys LNG project, one of the most significant and complex oil and gas projects in the world, is delivering LNG to meet the world’s growing demand for clean energy.
Liquidity and Capital Structure

•	Year-to-date operating cash flow of $199 million, or 138% net income conversion.

•
Gross and net debt leverage of 2.8x and 1.3x, respectively; continued gross debt de-leveraging attributable to pay down of debt during the year of $54 million, including $32 million of elective payments, and increasing EBITDA.

•	The Ichthys LNG facility was completed within the previously disclosed funding expectations.

•	An increase of KBR's credit rating by S&P to BB- with stable outlook.
Notable New Business Awards/Developments:
Quality bookings continue to support the Company’s long-term outlook. Consolidated third quarter 2019 book-to-bill was 2.1x, excluding the workoff of our private finance initiatives and other adjustments. Each of our business segments achieved healthy book-to-bill in the quarter winning contracts aligned with our strategy that combines deep technical expertise, global presence and commercial discipline. Notable bookings in the quarter include the following:

•	A reimbursable contract in our Energy Solutions business to provide EPC services to deliver a methanol operating plant for Methanex located adjacent to its two existing Geismar, Louisiana facilities.

•
A Purifier™ license and basic engineering design contract in our Technology Solutions business for the largest grassroots ammonia plant ever designed by KBR. We believe this will be the largest true single-train plant in operation in the world. Our Purifier™ technology is highly attractive because of its energy efficiency, flexibility and lower capital costs.

•
A new five-year, $200 million contract in our Government Solutions business to provide launch range operations at NASA's Wallops Flight Facility. Under this contract, we will perform a broad range of work, including radar, telemetry, logistics, tracking and communications services for flight vehicles. We will also test and maintain communications and electronic systems and will operate ground, spacecraft and launch vehicle processing systems.

Our backlog does not include our recent LOGCAP V and Freeport LNG Train 4 awards.
Raising Guidance

KBR raises 2019 GAAP EPS guidance with a range of $1.36 to $1.46 and Adjusted EPS guidance with a range of $1.64 to $1.74 per share. Our Adjusted EPS guidance excludes legacy legal costs for U.S. Government contracts, non-cash imputed interest on the conversion option of the convertible debt, acquisition and integration related costs, amortization related to the consolidation of Aspire and incremental 2019 interest expense associated with funding the Ichthys project. A reconciliation of GAAP EPS to Adjusted EPS guidance is included at the end of this release. Operating cash flows for 2019 are estimated to range from $200 million to $225 million.
Reporting Changes and Reclassifications
Changes in reporting, effective January 1, 2019:

•	We changed the name of our Government Services segment to "Government Solutions", our Technology segment to "Technology Solutions", and our Hydrocarbons Services segment to "Energy Solutions".

•
Effective January 1, 2019, we elected to classify certain indirect costs incurred as overhead (included in "Cost of revenues") or general administrative expenses for U.S. GAAP reporting purposes in the same manner as such costs are defined in our disclosure statements under U.S. Government Cost Accounting Standards. We reclassified $27 million and $94 million from "Cost of revenues" to "Selling, general and administrative expenses" for the three and nine months ended September 30, 2019, respectively. There was no impact on consolidated or segment operating income or net income as previously reported.

About KBR, Inc.
KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Government Services and Hydrocarbons sectors. KBR employs approximately 38,000 people worldwide (including our joint ventures), with customers in more than 80 countries, and operations in 40 countries, across three synergistic global businesses:

•
Government Solutions, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics;

•
Technology Solutions, featuring proprietary technology, equipment, catalysts, digital solutions and related technical services for the monetization of hydrocarbons, including refining, petrochemicals, ammonia and specialty chemicals, as well as inorganics; and

•
Energy Solutions, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU); program management and consulting services.

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statement
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.
KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Brenna Hapes
External Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018[1]	2019	2018[1]

Revenues:
Government Solutions	$978	$928	$2,986	$2,473
Technology Solutions	96	81	281	215
Energy Solutions	351	268	919	894
Non-strategic Business	—	1	1	1
Total revenues	1,425	1,278	4,187	3,583
Gross profit (loss):
Government Solutions	110	98	312	253
Technology Solutions	30	29	83	77
Energy Solutions	22	27	80	102
Non-strategic Business	7	(5)	7	(5)
Total gross profit	169	149	482	427
Equity in earnings of unconsolidated affiliates:
Government Solutions	7	8	21	22
Energy Solutions	2	7	16	32
Non-strategic Business	—	2	(13)	(4)
Total equity in earnings of unconsolidated affiliates	9	17	24	50
Selling, general and administrative expenses	(75)	(64)	(241)	(207)
Acquisition and integration related costs	—	(1)	(2)	(5)
Gain on disposition of assets	1	—	11	—
Gain (loss) on consolidation of Aspire subcontr. entities	—	(2)	—	113
Operating income	104	99	274	378
Interest expense	(25)	(20)	(76)	(43)
Other non-operating income (loss)	3	(1)	10	(4)
Income before income taxes and noncontrolling interests	82	78	208	331
Provision for income taxes	(24)	(22)	(58)	(74)
Net income	58	56	150	257
Net income attributable to noncontrolling interests	(2)	(2)	(6)	(23)
Net income attributable to KBR	$56	$54	$144	$234

Adjusted EBITDA[2]	$131	$120	$354	$303

Diluted EPS	$0.39	$0.38	$1.01	$1.66
Adjusted EPS[2]	$0.45	$0.43	$1.21	$1.14

[1] Reflects immaterial, non-cash corrections related to recording the effects of foreign currency on our share of earnings of an unconsolidated joint venture; see our June 30, 2019 Form 10-Q for further information.

[2] See additional information at the end of this release regarding non-GAAP financial measures.

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018

Cash flows from operating activities:
Net income	$150	$257
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	76	47
Equity in earnings of unconsolidated affiliates	(24)	(50)
Deferred income tax expense	—	29
Gain on disposition of assets	(11)	—
Gain on consolidation of Aspire subcontracting entities	—	(113)
Other	20	13
Changes in operating assets and liabilities
Accounts receivable, net of allowance for doubtful accounts	(123)	(144)
Contract assets	(52)	(4)
Accounts payable	83	72
Contract liabilities	82	(63)
Accrued salaries, wages and benefits	31	18
Other, net	(33)	(26)
Total cash flows provided by operating activities	199	36
Cash flows from investing activities:
Purchases of property, plant and equipment	(10)	(15)
Investments in equity method joint ventures	(146)	(257)
Proceeds from disposition of assets and investments	8	1
Acquisition of businesses, net of cash acquired	—	(354)
Adjustments to cash due to consolidation of Aspire subcontracting entities	—	197
Total cash flows used in investing activities	(148)	(428)
Cash flows from financing activities:
Payments to reacquire common stock	(4)	(3)
Acquisition of remaining ownership interest in joint ventures	—	(56)
Distributions to noncontrolling interests	(6)	—
Payments of dividends to shareholders	(34)	(34)
Net proceeds from issuance of common stock	3	2
Borrowings on revolving credit agreements	—	250
Borrowings on long-term debt	—	1,052
Debt issuance costs	—	(47)
Payments on revolving credit agreements	—	(605)
Payments on short-term and long-term borrowings	(54)	(7)
Other	(2)	—
Total cash flows (used in) provided by financing activities	(97)	552
Effect of exchange rate changes on cash	(12)	(18)
(Decrease) increase in cash and equivalents	(58)	142
Cash and equivalents at beginning of period	739	439
Cash and equivalents at end of period	$681	$581

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	September 30,	December 31,
	2019	2018
Government Solutions	$10,742	$11,005
Technology Solutions	474	594
Energy Solutions	3,426	1,896
Subtotal	14,642	13,495
Non-strategic Business	1	2
Total backlog	$14,643	$13,497

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our GS backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our GS business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives or projects ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $2.8 billion at September 30, 2019 and $3.0 billion at December 31, 2018. Our backlog included in the table above for projects related to consolidated joint ventures includes 100% of the backlog associated with those joint ventures and totaled $5.1 billion at September 30, 2019 and $5.3 billion at December 31, 2018.

We estimate that as of September 30, 2019, 34% of our backlog will be executed within one year. Of this amount, 87% will be recognized in revenues on our condensed consolidated statement of operations and 13% will be recorded by our unconsolidated joint ventures. As of September 30, 2019, $48 million of our backlog relates to active contracts that are in a loss position.

As of September 30, 2019, 13% of our backlog was attributable to fixed-price contracts, 47% was attributable to PFIs and 40% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of September 30, 2019, $9.1 billion of our GS backlog was currently funded by our customers. As of September

30, 2019, we had approximately $2.5 billion of priced option periods for U.S. government contracts that are not included in the backlog amounts presented above.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA

We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income attributable to KBR, plus interest expense, net; provision for income taxes; other non-operating expense (income); and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the three and nine months ended September 30, 2019 and 2018 is considered a non-GAAP financial measure under SEC rules because EBITDA and Adjusted EBITDA for each such period exclude certain amounts included in the calculation of net income attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the three and nine months ended September 30, 2019 and 2018 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in millions	2019	2018	2019	2018

Net Income Attributable to KBR	$56	$54	$144	$234

Add Back:
Interest expense	25	20	76	43
Provision for income taxes	24	22	58	74
Other non-operating (income) loss	(3)	1	(10)	4
Depreciation and amortization	28	17	76	47

Consolidated EBITDA	$130	$114	$344	$402
Add back:
Legacy legal fees	1	3	8	9
Acquisition and integration related costs	—	1	2	5
Gain on consolidation of Aspire subcontracting entities	—	2	—	(113)

Adjusted EBITDA	$131	$120	$354	$303

Adjusted EPS

Adjusted diluted earnings per share from net income attributable to KBR (Adjusted EPS) for each of the three and nine months ended September 30, 2019 and 2018 is considered a non-GAAP financial measure under SEC rules because the Adjusted EPS for each such period excludes certain amounts included in the diluted earnings per share from net income attributable to KBR calculated in accordance with GAAP (EPS) for such periods. The most directly comparable financial measure calculated in accordance with GAAP is Diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three and nine months ended September 30, 2019 and 2018 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three and nine months ended September 30, 2019 and 2018 by adjusting EPS for the items included in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Diluted EPS	$0.39	$0.38	$1.01	$1.66

Adjustments:
Legacy legal fees	$0.01	$0.01	$0.04	$0.04
Non-cash imputed interest on conversion option	$0.01	$—	$0.04	$—
Acquisition and integration related expenses	$—	$0.01	$0.01	$0.03
Amortization related to Aspire acquisition	$0.02	$0.02	$0.05	$0.06
Incremental interest on Ichthys	$0.02	$—	$0.07	$—
Gain on consolidation of Aspire subcontracting entities	$—	$0.01	$—	$(0.65)

Adjusted EPS	$0.45	$0.43	$1.22	$1.14

We have calculated the Adjusted EPS for the 2019 guidance by adjusting EPS for the items included in the table below.

	Low	High

Diluted earnings per share:	$1.36	$1.46
Adjustments:
Legacy legal fees	$0.06
Non-cash imputed interest on conversion option	$0.06
Acquisition and integration related expenses	$0.01
Amortization related to Aspire acquisition	$0.06
Incremental interest on Ichthys	$0.09

Adjusted EPS Guidance	$1.64	$1.74